Exhibit 23.3

KPMG Cárdenas Dosal	Teléfono:	+ 01 (55) 52 46 83 00
Manuel Avila Camacho 176 P 1	Fax:	+ 01 (55) 55 20 27 51
Col. Reforma Social	kpmg.com.mx
11650 México, D.F.

Consent of Independent Registered Public Accounting Firm

To the General Comptroller’s Office

and the Board of Directors of

Petróleos Mexicanos:

We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading “Experts” in this Amendment No. 1 to the prospectus.

KPMG Cárdenas Dosal, S.C.

/s/ José Gilberto Alfaro Servín
José Gilberto Alfaro Servín

July 22, 2013

KPMG Cárdenas Dosal, S.C. la firma Mexicana afiliada a KPMG International Cooperative (“KPMG Internacional”), una entidad Suiza.	Aguascalientes, Ags. Cancún, Q. Roo. Ciudad Juárez, Chih. Culiacán, Sin. Chihuahua, Chih. Guadalajara, Jal. Hormosillo, Son. Mérida, Yuc. Mexicali, B.C.	México, D.F. Monterrey, N.L. Puebla, Pue. Querétaro, Oro. Reynosa, Tamps Saltillo, Coah. San Luis Potosi, S.L.P. Tijuana, B.C.